Exhibit 99.1

Contact:	Paul Adams Corporate Communications 410-470-4167 paul.adams@constellation.com	FOR IMMEDIATE RELEASE

EXELON TO RETIRE THREE MILE ISLAND GENERATING STATION IN 2019
Focus is on site employees and community as lack of state and federal energy policies that properly value zero-emissions energy drives decision
CHICAGO (May 30, 2017) - Exelon Corporation today said it will prematurely retire its Three Mile Island Generating Station (TMI) on or about September 30, 2019, absent needed policy reforms. Officials met with employees and informed community leaders, and pledged continued open dialogue as they prepare for this transition.
“Today is a difficult day, not just for the 675 talented men and women who have dedicated themselves to operating Three Mile Island safely and reliably every day, but also for their families, the communities and customers who depend on this plant to produce clean energy and support local jobs,” said Chris Crane, Exelon president and CEO. “Like New York and Illinois before it, the Commonwealth has an opportunity to take a leadership role by implementing a policy solution to preserve its nuclear energy facilities and the clean, reliable energy and good-paying jobs they provide. We are committed to working with all stakeholders to secure Pennsylvania’s energy future, and will do all we can to support the community, the employees and their families during this difficult period.”
Exelon is taking the first steps to shut down the nuclear plant, including:

•	Informing key stakeholders, which will include sending PJM a deactivation notice and making permanent shutdown notifications to the Nuclear Regulatory Commission within 30 days;

•	Immediately taking one-time charges of $65-110 million for 2017, and accelerating approximately $1.0-1.1 billion in depreciation and amortization through the announced shutdown date;

•	Terminating capital investment projects required for long-term operation of TMI; and

•	Canceling 2019 fuel purchases and outage planning, impacting about 1,500 outage workers.

Absent policy reforms, the loss of Pennsylvania nuclear plants would increase air pollution, compromise the resiliency of the electric grid, raise energy prices for consumers, eliminate thousands of good-paying local jobs and weaken the state’s economy.
Despite producing 93 percent of the Commonwealth’s emissions-free electricity and avoiding 37 million tons of carbon emissions - the equivalent of keeping 10 million cars off the road every year - nuclear power is not included in the state’s Alternative Energy Portfolio Standard (AEPS). Yet 16 clean power sources including solar, wind and hydro energy are supported by this state energy policy.

Amending the AEPS is one of many potential solutions to preserve Pennsylvania’s nuclear plants. Other options include establishing a zero emissions credit program, similar to the approach being implemented in Illinois and New
York. Exelon is committed to working with its stakeholders to find the best solution for Pennsylvania - one that will maintain nuclear energy’s $2 billion annual contribution to the state’s economy and its approximately 16,000 direct and indirect Pennsylvania jobs.
TMI directly employs 675 workers and contracts another 1,500 local union workers for refueling outages. The station provides more than $1 million in state property taxes and more than $300,000 in local community giving each year.
Exelon’s highly trained employees will continue to operate the plant at world-class levels of excellence, with staff transitions expected within six months of the plant’s final shut down.

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Exelon Corporation (NYSE: EXC) is a Fortune 100 energy company with the largest number of utility customers in the U.S. Exelon does business in 48 states, the District of Columbia and Canada and had 2016 revenue of $31.4 billion. Exelon’s six utilities deliver electricity and natural gas to approximately 10 million customers in Delaware, the District of Columbia, Illinois, Maryland, New Jersey and Pennsylvania through its Atlantic City Electric, BGE, ComEd, Delmarva Power, PECO and Pepco subsidiaries. Exelon is one of the largest competitive U.S. power generators, with more than 33,300 megawatts of nuclear, gas, wind, solar and hydroelectric generating capacity comprising one of the nation’s cleanest and lowest-cost power generation fleets. The company’s Constellation business unit provides energy products and services to approximately 2.2 million residential, public sector and business customers, including more than two-thirds of the Fortune 100. Follow Exelon on Twitter @Exelon.

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